Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Richard Billig
RBillig@century-bank.com
Phone:	(781) 393- 4130
CENTURY BANCORP, INC. SELECTED ONE OF THE 2009 BANK & THRIFT “SM-ALL STARS”
BY SANDLER O’NEILL + PARTNERS
MEDFORD, MA, September 14, 2009 — Century Bancorp, Inc. (NASDAQ: CNBKA) the largest family-run bank in New England, today announced that it has been selected by Sandler O’Neill + Partners as one of the top performing small-cap banks in the country. The 30 institutions that comprise Sandler O’Neill’s “2009 Bank & Thrift Sm-All Stars” were chosen from a universe of 509 publicly traded banks and thrifts with market capitalizations of less than $2 billion.
According to Sandler O’Neill + Partners, the Class of 2009 “Sm-All Stars” has been identified as the next crop of leading mid-cap banks and thrifts “before they are discovered by the rest of the world.” By focusing on the institutions’ growth, profitability, credit quality and capital strength, Sandler O’Neill + Partners identified the 30 banks and thrifts, as “outstanding institutions delivering bottom line results that are markedly better than the industry as a whole.”
“We are honored to be among the 30 elite banks in the country to receive this distinction,” said Century Bank Co-President and Co-CEO, Barry R. Sloane. “We attribute our success to the values instilled by my father, Marshall M. Sloane, when he founded Century Bank in 1969 and our unwavering mission for the past 40 years to provide customers with exceptional service.”
The Sandler O’Neill + Partners survey analyzed growth, profitability, credit quality, and capital strength. Companies were evaluated based on absolute performance in eight financial variables:
(1) EPS, (2) loans, (3) deposits, (4) return on average equity, (5) nonperforming assets to loans plus OREO ratio, (6) net charge-off ratio, (7) reserve to nonperforming assets ratio and (8) Tier 1 risk-based capital ratio. To earn “Sm-All Star” status, the banks and thrifts needed to be at or above the peer median for the first seven metrics surveyed, plus be considered “Well Capitalized” per the Tier 1 risk-based capital ratio.
About Century Bancorp, Inc.
Century Bank, a subsidiary of Century Bancorp, Inc. (NASDAQ: CNBKA), is a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services. Century Bank is a member of the FDIC and is an Equal Housing Lender.
Corporate Headquarters is located at 400 Mystic Avenue, Medford, MA 02155. Branches are located in Allston, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem, Somerville and Winchester. For more information, please visit www.AskCentury.com.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
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